                             STOCKHOLDERS' AGREEMENT

         THIS STOCKHOLDERS' AGREEMENT (this "AGREEMENT") is made and entered into as of December 29, 1997, (the "EFFECTIVE DATE") by and among (a) Genesis Technologies, Inc., a Delaware corporation (the "COMPANY"), (b) the following three individuals, all of whom are residents of Colorado and who are collectively referred to herein as the "MANAGEMENT STOCKHOLDERS": Arnold Nudell ("NUDELL"), Paul McGowan ("MCGOWAN"), and Mark Schifter ("SCHIFTER"); and Britannia Investment Corporation, a Delaware corporation (the "PREFERRED STOCKHOLDER"). The common stock of the Company owned by the stockholders of the Company (including the Management Stockholders, the "STOCKHOLDERS") is sometimes herein referred to collectively as the "SHARES." Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings assigned to such terms in that certain Preferred Stock Purchase Agreement dated as of December 29, 1997, by and between the Company and the Preferred Stockholder (the "PURCHASE AGREEMENT").

                                    RECITALS

         WHEREAS, pursuant to the terms of the Purchase Agreement, the Company sold and the Preferred Stockholder purchased, simultaneously with the execution and delivery of this Agreement, a total of 5,000 shares of Convertible Preferred Stock, $100.00 par value per share (the "PREFERRED STOCK") (shares of Preferred Stock held by the Preferred Stockholder, together with Shares that were received by the Preferred Stockholder in exchange for the conversion of shares of Preferred Stock that are still held by the Preferred Stockholder, are referred to collectively herein as the "PREFERRED SHARES");

         WHEREAS, immediately after the closing of the Purchase Agreement, each of the Stockholders and the Preferred Stockholder own that number of shares of Common Stock or Preferred Stock as set forth opposite their respective names on
Schedule I hereto.

         WHEREAS, a condition precedent to the obligations of the Preferred Stockholder to consummate the Purchase under the Purchase Agreement is that this Agreement be executed and delivered by the parties hereto; and

         WHEREAS, the Company, the Management Stockholders and the Preferred Stockholder, among other things, desire to assure continuity and to perpetuate harmony in the Company's management, policies and operations and, to that end, wish to enter into this Agreement to provide certain rights and obligations among themselves and to facilitate the Closing under the Purchase Agreement.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the premises and mutual agreements, covenants and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         SECTION 1. RECITALS AND SCHEDULES. The Recitals and Schedules hereto are specifically incorporated herein by reference and made a part hereof.

         SECTION 2. PURCHASE AND SALE. Except if made in accordance with the terms and conditions of this Agreement and pursuant to applicable securities laws, no purchase, sale, gift, endorsement, assignment (including an assignment of voting rights), transfer, pledge, encumbrance or other disposition, whether voluntary, involuntary or by operation of law, including, without limitation, any transfer pursuant to a divorce decree (hereinafter collectively referred to as, a "TRANSFER"), of the Shares by any Management Stockholder shall be valid and binding; provided, however, that any Management Stockholder shall be permitted to transfer the Shares to immediate family members (that is, sons, daughters, grandchildren and their respective spouses) for estate planning purposes on the condition that any such transferee of such Shares or rights shall become a party to this Agreement. The attempted bad faith Transfer of any Shares for the purpose of evading the provisions of this Agreement, ostensibly appearing as a Transfer to an immediate family member, shall be null and void and shall not be recognized on the stock record books of the Company.

         SECTION 3. DEATH OR MENTAL INCAPACITY OF A STOCKHOLDER. In the event of the death or incapacity of a Stockholder (the "DECEASED STOCKHOLDER"), the Deceased Stockholder's, his personal representative or executor, as appropriate (the "PERSONAL REPRESENTATIVE"), shall not Transfer the Deceased Stockholder's Shares (except for a transfer to an immediate family member in accordance with the provisions of Section 2 hereof) without first complying with the provisions of this Agreement.

         SECTION 4. LIFETIME TRANSFERS OF STOCK.

         Except as otherwise permitted by this Agreement, each of the Management Stockholders agree that, for so long as any shares of the Preferred Stock are outstanding:

                  (a) VOLUNTARY TRANSFER.

                           (i) He will not Transfer any or all of his respective
Shares unless the holders owning at least a majority in interest of the shares of the Preferred Stock outstanding at the time (the "MAJORITY INTEREST") shall have given their consent in writing to such Transfer.

                           (ii) If a Management Stockholder voluntarily
terminates his employment with the Company, the Company then shall have the option, for a period of 90 days after such termination event, to purchase that Management Stockholder's Shares at a price equal to the higher of (x) the net book value of the Shares, as determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"), in good faith by the Company's independent auditors, at the close of the immediately preceding fiscal year or (y) the price that


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
such Management Stockholder paid for such Shares. The Company may exercise the option granted under this Section 4(a)(ii) by delivering written notice to the former employee, at any time prior to the close of business on the 90th calendar day immediately following such employee's termination date.

                  (b) INVOLUNTARY TRANSFER. If any portion of a Management Stockholder's Shares are transferred due to his death or incapacity (except for a Transfer to an immediate family member in accordance with the provisions of
Section 2 hereof), attached or taken in execution, or if a Management Stockholder applies for the benefit of, or files a case under, any provision of the Federal bankruptcy law or any other law relating to insolvency or relief of debtors, or if a case or proceeding is brought against a Management Stockholder under any provision of the Federal bankruptcy law or any other law relating to insolvency or relief of debtors which is not dismissed within 60 days after the commencement thereof, or if a Management Stockholder makes an assignment for the benefit of creditors, or if any portion of a Management Stockholder's Shares is made subject to a charging order, or is transferred pursuant to a divorce decree (each such event shall be referred to as an "INVOLUNTARY TRANSFER"), such Management Stockholder, or his personal representative, as appropriate (the "SUBJECT STOCKHOLDER"), shall give immediate written notice of the Involuntary Transfer to the Company, and the Preferred Stockholder, and the Company and Preferred Stockholder shall have the option to purchase any or all of the Shares subject to the Involuntary Transfer in accordance with the provisions of Section 5 hereof.

         SECTION 5. RIGHT OF FIRST REFUSAL.

                  (a) So long as any shares of Preferred Stock are outstanding if a Management Stockholder, his executor or his personal representative, as appropriate (collectively, the "TRANSFERRING STOCKHOLDER"), receives a bona fide offer to purchase any of the Shares then beneficially owned by the Transferring Stockholder that the Transferring Stockholder is willing to accept, then the Transferring Stockholder shall first offer in writing (the "OFFER") to sell the Shares (the "OFFERED SHARES") to the Preferred Stockholder at the price and on the terms for which the Transferring Stockholder proposes to transfer the Offered Shares to the proposed bona fide transferee.

                  The Offer shall set forth (i) the number of Offered Shares,
(ii) the name and address of the proposed bona fide transferee, (iii) the amount of consideration to be received by the Transferring Stockholder in the proposed sale of the Offered Shares, and (iv) the method of proposed payment. The Preferred Stockholder shall have the option to acquire all or any of the Offered Shares at the price and upon the terms provided in the Offer for a period of sixty (60) days (the "OFFER PERIOD") following notice of the Offer by notifying the Transferring Stockholder in writing of its intention to purchase at Closing all or any of the Offered Shares.

                  (b) If the Preferred Stockholder elects to purchase less than all of the Offered Shares pursuant to Section 5(a) hereof, the Transferring Stockholder may (i) either proceed to Closing with respect to those Offered Shares to be purchased by the Preferred Stockholder and sell any remaining shares pursuant to Section 5(c) hereof, or (ii) elect not to sell any of the Offered Shares to the Preferred Stockholder by providing notice to the Preferred Stockholder within 15 days after the expiration of the Offer Period and sell all Offered Shares pursuant to Section 5(c) hereof.


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                  (c) Any Offered Shares that are not so purchased pursuant to
Section 5(a) hereof by the Preferred Stockholder may be sold by the Transferring Stockholder to the bona fide transferee named in the Offer within a period of 90 days after the expiration of the Offer Period. Such Offered Shares may be transferred to the bona fide transferee named in the Offer provided that they are sold at the price and on the terms set forth in the Offer. Any Offered Shares not actually sold or transferred to such bona fide transferee by the Transferring Stockholder within such ninety (90) day period at the price and on the terms set forth in the Offer shall remain subject to all of the provisions of this Agreement.

         SECTION 6. PREFERRED STOCKHOLDER'S TAG ALONG RIGHTS. So long as any Preferred Shares are outstanding, the Preferred Stockholder may elect to participate in any sale by any Management Stockholder (each, a "SECTION 6 TRANSFERRING STOCKHOLDER" under Section 5(c) hereof by giving notice to the
Section 6 Transferring Stockholder at least five days prior to the date of the proposed sale. Such notice from the Section 6 Transferring Stockholder shall specify the number of Shares which it proposes to sell. If the Preferred Stockholder elects to participate in such sale, and gives timely notice of such election in accordance with the provisions of this Section 6, then the Section 6 Transferring Stockholder shall not effect such sale unless either (a) the proposed purchaser of such Shares offers to purchase from the Preferred Stockholder, at the same time and on the same terms (including price) as the Shares that are being purchased from the Section 6 Transferring Stockholder, that number of shares of stock of the Company owned by the Preferred Stockholder that bears the same proportion to the total number of shares of fully-diluted capital stock of the Company which the Preferred Stockholder beneficially own as the number of Shares being sold by the Section 6 Transferring Stockholder bears to the total number of shares of capital stock of the Company owned by the
Section 6 Transferring Stockholder, or (b) to the extent the proposed purchaser is unwilling to purchase shares of the Preferred Stockholder's capital stock of the Company as calculated above, then the number of shares of the Preferred Stockholder's capital stock of the Company as so calculated, and the number of Shares of the Section 6 Transferring Stockholder as otherwise to be sold, shall each be reduced proportionately to equal the total number of shares to be purchased by the proposed purchaser, who will thereupon offer to purchase that number of shares of the Preferred Stockholder' capital stock of the Company as so calculated at the same time as the number of Shares to be sold by the Section 6 Transferring Stockholder, as recalculated herein.

         If the Preferred Stockholder elects to exercise the rights contained in this Section 6, it shall, with respect to the Preferred Shares to be sold hereunder (collectively, the "TAG ALONG SHARES"), immediately prior to the sale of such Tag Along Shares, if such shares are shares of Preferred Stock, convert the Tag Along Shares into shares of Common Stock, provided, however, that if the sale of the Tag Along Shares is not consummated for whatever reason, any conversion thereof shall not be effective.


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
         SECTION 7. UNLOCKING OPTION.

                  (a) SHAREHOLDER NOTICE. At any time after the third (3rd) anniversary of the Effective Date, if a bona fide offer (a "BONA FIDE OFFER") is made by an independent third party to purchase all or substantially all of the assets or equity securities of the Company, the Management Stockholder or the Preferred Stockholder that received such Bona Fide Offer shall promptly notify the Company in writing of the terms, including price, and conditions of the Bona Fide Offer. Upon receipt of the notice from the Management Stockholder or the Preferred Stockholder, or, if the Bona Fide Offer is received by the Company directly from the independent third party, the Company promptly shall notify (the "COMPANY NOTICE") the Preferred Stockholder in writing of the Bona Fide Offer, specifying the terms, including price, and conditions of the Bona Fide Offer.

                  (b) UNLOCKING OPTION. The Majority Interest shall have the option (the "UNLOCKING Option") for a period of 30 days from the date of receipt of the Company Notice, to require the Company and the Management Stockholders
(i) to accept the Bona Fide Offer or instead (ii) at the election of the Company, to acquire all the shares of Preferred Stock and any shares of Common Stock issued upon the conversion thereof (such securities are hereinafter collectively called, the "SECTION 7 SECURITIES") on the same terms, including price (calculated, in the event of a sale of all or substantially all of the assets of the Company, based upon the value per share of Capital Stock determined by the price to be paid for such assets), and subject to the same conditions as specified in the Bona Fide Offer. Any election by the Company pursuant to this Section 7(b) shall be at the direction of a majority of the members of the Board of Directors of the Company (the "BOARD") (with the Board representatives of the holders of the Preferred Stock abstaining from any such vote).

                  (c) EXERCISE OF UNLOCKING OPTION. Should the holders of the Majority Interest desire to exercise the Unlocking Option, they shall notify the Company (the "UNLOCKING NOTICE") in writing of their exercise of the Unlocking Option prior to the expiration of the aforementioned 30-day period. The Company shall have 90 days from the date of the Unlocking Notice to elect whether to acquire the Section 7 Securities or to accept the Bona Fide Offer. If the Company declines to acquire the Section 7 Securities, the Management Stockholders hereby agree to effect the sale of their equity securities or consent to a sale of all or substantially all of the Company's assets, as applicable, pursuant to the Bona Fide Offer. If the Company elects to acquire the Section 7 Securities, it shall pay one-half (1/2) of the purchase price therefor before the expiration of a One Hundred Eighty (180) day period commencing from the date of the delivery of the Unlocking Notice and it shall pay the remaining one-half (1/2) of the purchase price no later than Three Hundred Sixty (360) days after the date of the delivery of the Unlocking Notice.

                  (d) FAILURE TO CONSUMMATE THE PURCHASE. If the Company elects to acquire the Section 7 Securities but fails to consummate the acquisition of one-half of the Section 7 Securities before the expiration of the 180-day period set forth in Subsection 7(c), then the Company and the Management Stockholders shall accept the Bona Fide Offer. If, however, the Bona Fide Offer has been withdrawn prior to such date, then the holders of the Preferred Stock shall have the option (the "SECTION 7 PUT") to require the Company to acquire the Section 7 Securities (the "PUT SHARES") for the consideration set forth in Section 7(e) hereof at a price per share calculated based upon the value of the Bona Fide Offer (which value, if in dispute, shall be determined by an appraisal process substantially the same as the appraisal process set forth in Subparagraph (E)(2) of Article Fifth of the Amended and Restated Certificate of Incorporation of the Company ("the "AMENDED CHARTER")), and subject to the same conditions as specified in the Bona Fide Offer. The Preferred Stockholder may exercise the Section 7 Put, in whole or in part, by delivery of written notice (the "PUT NOTICE") to the Company at any time and from time to time after the expiration of the 180-day period. Promptly after the receipt of a Put Notice, the Company shall promptly acquire the Put Shares for the consideration as set forth in Section 7(e) hereof. The Company shall make payment of 25% of the total amount of such consideration (each, a "PUT PAYMENT") on the Closing Date (as that term is defined in Subsection 8 below) and on each of the first through the third 90-day anniversaries thereof (each, a "PUT PAYMENT DATE").

                  (e) CONSIDERATION. The acquisition by the Company of the
Section 7 Securities shall be for cash consideration, or such other consideration as the Majority Interest shall elect, in its sole and absolute discretion, to accept. If the Bona Fide Offer is accepted, the Preferred Stockholder shall be entitled to receive the same form of consideration as the Company's other stockholders. Any consideration paid to any employee or affiliate of the Company related directly or indirectly to the Bona Fide Offer (including a Bona Fide Offer under Section 10(g) hereof) shall be included in the calculation of the consideration received in the transaction contemplated thereby.

                  (f) RIGHTS SUBSEQUENT TO PUT. Notwithstanding the delivery of the Put Notice, the holders of the Put Shares shall be entitled to all rights and privileges with respect to such shares of Preferred Stock, including, without limitation, voting rights, liquidation preferences, the right to participate in dividends, and the right of the holders to receive the Put Price on the Put Payment Dates and the rights set forth in Section 7(h) hereof upon the non-payment of the Put Price when due.

                  (g) DEPOSIT OF FUNDS. On each Put Payment Date, the Company shall deposit, with any bank or trust Company, having a capital and surplus of at least Twenty Five Million Dollars ($25,000,000.00), as a trust fund, a sum equal to the aggregate Put Price of all Put Shares to be sold on such Payment Date, with irrevocable instructions and authority to the bank or trust Company to pay, on and after each such Payment Date, the applicable Put Price to the respective holders upon the surrender of their share certificates (or in lieu thereof, an affidavit of lost certificate in form reasonably acceptable to the Company). From and after the date of such deposit (but not prior to each Put Payment Date), the Put Shares shall be sold on such Put Payment Date. The deposit shall constitute full payment of the shares, and from and after each Put Payment Date, the shares sold on such Put Payment Date shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto, except the rights to receive, from the bank or trust Company, payment of the applicable Put Price, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of one year from the date of each Put Payment Date shall be released or repaid to the Company, after which time the holders of shares shall be entitled to receive payment of the applicable Put Price only from the Company.


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
                  (h) EFFECT OF FAILURE TO PAY PUT PRICE.

                           (i) If the Company shall not have sufficient funds
legally available to purchase all of the Put Shares to be purchased on the applicable Payment Date at the full Put Price, or if for any other reason the Company fails to pay the Put Price on all Put Shares to be purchased on the applicable Payment Date, then the Company shall not purchase any Put Shares on the applicable Payment Date (each, a "PUT DEFAULT DATE") but shall purchase all such shares on the first date funds are legally available therefor at the Put Price (each a "DEFAULT PAYMENT DATE"). From and after each Put Default Date, and until the payment in full of the Put Price on all Put Shares on each Default Payment Date, interest shall accrue from each Put Default Date on the Put Price payable on the Put Shares at the greater of (x) 15% per annum and (y) the Prime Rate (as defined below) plus 4% and shall be calculated on the basis of the actual number of days elapsed divided by a year of 360 days with twelve equal months and payable monthly. The term "PRIME RATE" shall mean the prime rate of interest charged by the nation's leading banking institutions as reported in the Wall Street Journal under the caption "Interest Rate - Prime Rate".

                           (ii) If the Company fails to pay the Put Price on all
Put Shares on any applicable Put Payment Date, an Event of Noncompliance shall be deemed to have occurred under the Purchase Agreement and, upon the declaration of an Event of Default by the Majority Interest, the Majority Interest shall be entitled to elect a majority of the members of the Board in accordance with the provisions of Subparagraph (A)(2)(b) of the Amended Charter until the Put Price, together with any interest thereon, is paid in full to the holders of the Preferred Stock on a Default Payment Date.

         SECTION 8. CALL OPTION.

                  (a) RIGHT TO CALL THE PREFERRED SHARES. At any time after the third (3rd) anniversary of the Effective Date and subject to the terms of this
Section 8, the Company shall have the option (the "SECTION 8 CALL") to redeem all (but not less than all) outstanding Preferred Shares for the purchase price (the "CALL REDEMPTION PRICE") set forth below; provided, however, that (i) no events have occurred for which notice may or shall be given to the Preferred Stockholder under Sections 5, 6, 7, or 9 and (ii) the Preferred Stockholder has not given notice of its intention to exercise the Purchase Option under Section 10 hereof (collectively, the "NOTIFICATION EVENTS").

                  (b) CALL REDEMPTION PRICE. The Call Redemption Price shall be calculated in accordance with the provisions for calculating the Redemption Price under Subparagraph E (2) of Article Fifth of the Amended Charter, provided, however, that the calculation set forth in Section E (2) (b) of Article Fifth shall be made as if the Preferred Shares had accrued, as from the date of original issue, quarterly dividends equal to $14,700, payable by the quarterly issuance and delivery of 147 shares of Preferred Stock.

                  (c) NOTIFICATION. The Company shall notify the Preferred Stockholder in writing (the "CALL NOTICE") of its determination to exercise the
Section 8 Call. Following the receipt of the Call Notice, the Preferred Stockholder shall have Forty Five (45) days to notify the Company in writing (the "STOP-CALL NOTICE") of the Preferred Stockholder's determination to


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
proceed, in lieu of the Section 8 Call, with the conversion of all of the Preferred Shares into shares of Common Stock or to elect to otherwise proceed to exercise any rights available to the Preferred Stockholder in connection with any of the Notification Events, provided, however, that if the Preferred Stockholder fails to consummate the transactions identified in the Stop-Call Notice within 90 days of the date of the Stop-Call Notice, then the Company shall have the option to proceed with the Section 8 Call in accordance with the terms of the following provisions; provided, however, that such failure is through no fault of the Company or the Managing Stockholders.

                  (d) EXERCISE OF THE CALL. After the expiration of the 45-day period, if the Preferred Stockholder has not delivered a Stop-Call Notice, the Company may proceed with the Section 8 Call by following, and subject to, the provisions regarding the exercise of a Redemption Election set forth in Subparagraphs (3) through (7) of Paragraph E of Article Fifth of the Amended Charter, as if the Section 8 Call is a Redemption thereunder.

         SECTION 8.1 CLOSING. Closing (the "CLOSING") on the sale of any securities sold pursuant to this Agreement shall be, unless otherwise specified in this Agreement or unless otherwise agreed to in writing by a bona fide third-party purchaser, the purchasing stockholder, the Company, as appropriate, on the one hand (the "BUYER"), or the selling stockholders or his personal or legal representative, or successor, as appropriate, on the other hand (the "SELLER"), held at the principal place of business of the Company 30 days after the earlier of (a) the date on which an option is exercised to purchase Shares offered for sale pursuant to this Agreement (or, if an election is made to sell less than all of the offered Shares, then upon the date on which an option is subsequently exercised to purchase the remaining portion of such offered Shares) or (b) if all of such Shares offered for sale are not purchased pursuant to this Agreement, the date on which the last option period to purchase such offered Shares expires (collectively, the "CLOSING DATE"). At the Closing, the Seller shall surrender the certificates representing the Shares to be transferred and any documentation reasonably requested by the Buyer to convey the Shares transferred, properly endorsed or executed for transfer.

         SECTION 9. PIGGY-BACK REGISTRATION RIGHTS.

                  (a) CERTAIN DEFINITIONS: As used in this Section 9, the following terms shall have the following meanings:

                  "COMMON STOCK" means and includes any issued and outstanding shares of capital stock of any class of the Company which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon a liquidation, dissolution or winding up of the Company or Parent, whether voluntary or involuntary.

                  "COMMISSION" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.


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
                  "IPO" means an underwritten initial public offering of the Common Stock of the Company.

                  "REGISTRATION EXPENSES" means the expenses so described in
         Section 9(d) hereof.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                  "SELLING EXPENSES" means the expenses so described in Section 9(d) hereof.

                  (b) COMPANY OR MANAGEMENT STOCKHOLDER REGISTRATION. If the Company at any time determines to register any of its securities under the Securities Act for sale to the public for its own account, or, at the request of any Management Stockholder, for the account of such Management Stockholder, or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Section 9 Shares, as that term is defined below, for sale to the public), each such time the Company will give written notice to the Preferred Stockholder of its intention so to do. Upon the written request of the Preferred Stockholder, delivered to the Company within 30 days after the giving of any such notice by the Company to register all or a portion of the Preferred Stockholder's shares of Common Stock issued upon the conversion of the Preferred Stock (the "SECTION 9 SHARES") (whether or not such
Section 9 Shares are issued or outstanding at the time), in whole or in part (which request shall state the intended method of disposition thereof), the Company will use its best efforts to cause the Section 9 Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the Preferred Stockholder (in accordance with its written request) of such Section 9 Shares so registered. In the event that any registration pursuant to this Section 9(b) shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Common Stock to be included in such an underwriting may be reduced, in whole or in part, if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Registering Party therein; in each such case pro rata based on the Preferred Stockholder's ownership of the
Section 9 Shares requested to be registered. Notwithstanding the foregoing provisions, the Registering Party may withdraw any registration statement referred to in this Section 9(b) without thereby incurring any liability to the Preferred Stockholder.

                  (c) REGISTRATION PROCEDURES. If and whenever the Company is required by the provisions of Subsection 9(b) to use its best efforts to effect the registration of any Section 9 Shares under the Securities Act, the Company will, as expeditiously as possible:

                           (i) prepare (and afford counsel for the selling
Preferred Stockholder reasonable opportunity to review and comment thereon) and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 9(b) hereof, shall be on Form S-1 or such other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

                           (ii) prepare (and afford counsel for the selling
Preferred Stockholder reasonable opportunity to review and comment thereon) and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in subparagraph (i) above and comply with the provisions of the Securities Act with respect to the disposition of all Section 9 Shares covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

                           (iii) furnish to each seller of Section 9 Shares and
to each underwriter such number of copies of the registration statement and the prospectus included in the registration statement (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Section 9 Shares covered by such registration statement;

                           (iv) use its best efforts to register or qualify the
Section 9 Shares covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the sellers of Section 9 Shares or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

                           (v) use its best efforts to list the Section 9 Shares
covered by such registration statement with any securities exchange on which the Common Stock is then listed;

                           (vi) immediately notify each seller of Section 9
Shares and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

                           (vii) if the offering is underwritten and at the
request of any seller of Section 9 Shares, use its best efforts to furnish on the date that Section 9 Shares are delivered to the underwriters for sale pursuant to such registration: (A) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, stating that such registration statement has become effective under the Securities Act and that (1) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (2) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements contained therein) and (3) to such other effects as reasonably may be requested by counsel for the underwriters or by such seller or its counsel and (B) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such seller, stating that they are independent public auditors within the meaning of the Securities Act and that, in the opinion of such auditors, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending not more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request; and

                           (viii) make available for inspection by the seller of
Section 9 Shares, upon such seller signing an appropriate confidentiality agreement, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

                  For purposes of Section 9(c)(i) and (ii), the period of distribution of Section 9 Shares in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it (but no later than 180 days), and the period of distribution of Section 9 Shares in any other registration shall be deemed to extend until the earlier of the sale of all Section 9 Shares covered thereby and 120 days after the effective date thereof.

                  In connection with each registration hereunder, the sellers of
Section 9 Shares will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as reasonably shall be necessary in order to assure compliance with Federal and applicable state securities laws.

                  In connection with each registration pursuant to Section 9(b) covering an underwritten public offering, the Company and each seller agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company's size and investment stature; provided that such agreement shall not contain any provision applicable to the Company which is inconsistent with the provisions hereof.

                  (d) EXPENSES. All expenses incurred by the Company in complying with Section 9(b), including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public auditors for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., fees of transfer agents and registrars, costs of insurance and reasonable fees and disbursements of one law firm for the seller of Section 9 Shares, but excluding any Selling Expenses, are called "REGISTRATION EXPENSES". All underwriting discounts and selling commissions applicable to the sale of the
Section 9 Shares are called "SELLING EXPENSES".

                  The Company shall pay all Registration Expenses in connection with each registration statement under Section 9(b). All Selling Expenses in connection with each registration statement under Section 9(b), and any Registration Expenses borne by the sellers pursuant to the preceding sentence shall be borne by the participating sellers in proportion to the number of Shares sold by each, or by such participating sellers (including the Company if it shall be a participating seller) as they may agree, provided, however, that the Preferred Stockholder shall not be responsible to pay any Registration Expenses or Selling Expenses except its pro rata share of the underwriting discounts, if any.

                  (e) INDEMNIFICATION AND CONTRIBUTION.

                           (i) In the event of a registration of any of the
Section 9 Shares under the Securities Act pursuant to Section 9(b), the Company (the "INDEMNIFYING PARTY") will indemnify and hold harmless the Preferred Stockholder seller of such Section 9 Shares thereunder, each underwriter of such
Section 9 Shares thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act (each, an "INDEMNIFIED PARTY," and collectively, the "INDEMNIFIED PARTIES"), against any losses, claims, damages, liabilities or expenses, joint or several (or actions in respect thereof), to which such Indemnified Party may become subject under the Securities Act, Exchange Act, or other Federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement (the "REGISTRATION STATEMENT") under which such Section 9 Shares were registered or qualified under the Securities Act or applicable state securities laws pursuant to Section 9(b)hereof, any preliminary prospectus (the "PRELIMINARY PROSPECTUS") or final prospectus ("PROSPECTUS") contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or are based in whole or in part on any inaccuracy in the representations and warranties of the Company contained in an underwriting agreement with the underwriters or any failure of the Company to perform its obligations under such underwriting agreement or under law; and will reimburse each such seller, each such Indemnified Party for any legal and other expenses as such expenses are reasonably incurred by them in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Indemnifying Party will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement, any Preliminary Prospectus, the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with the information furnished in writing by any such seller, any such underwriter or any such controlling person.

                           (ii) Promptly after receipt by an Indemnified Party
hereunder of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnifying Party hereunder, notify the Indemnifying Party in writing of the commencement thereof, but the omission so to notify the Indemnifying Party will not relieve it from any liability which it may have to such Indemnified Party for contribution or otherwise other than as specifically set forth under the terms of this Subsection 9(e) and shall only relieve it from any liability which it may have to such Indemnified Party under this Subsection 9(e) if and to the extent the Indemnifying Party is materially prejudiced by such omission. In case any such action shall be brought against any Indemnified Party and such Indemnified Party seeks or intends to seek indemnity from the Indemnifying Party, the Indemnifying Party will be entitled to participate in and, to the extent it may desire, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party; provided, however, if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such action or that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, the Indemnified Party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of counsel, the Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (A) the Indemnified Party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the provisions of the preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel) or (B) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the Indemnifying Party.

                  (f) CHANGES IN PREFERRED STOCK OR COMMON STOCK. If, and as often as, there is any change in the Preferred Stock or Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Preferred Stock or Common Stock as so changed and shall apply to any securities received in any such transaction.

                  (g) TRANSFER AND TERMINATION OF REGISTRATION RIGHTS. The Preferred Stockholder (or any valid transferee thereof) may transfer to any transferee its registration rights pursuant to this Section 9.

         SECTION 10. OPTION TO PURCHASE SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY.

                  (a) CERTAIN DEFINITIONS. As used in this Section 10, the following terms shall have the following meanings:

                           (i) "ADDITIONAL DOWNPAYMENT" means the product of (x)
2.5 multiplied by (y) EBITDA calculated for the most recent twelve (12) month period ending on the most recent calendar quarter before the date of the Exercise Notice.

                           (ii) "APPLICABLE PERCENTAGE" means the percentage
determined by dividing (A) the total number of Shares owned at the Option Closing by Stockholders other than the Preferred Stockholder and Polk Audio, Inc. ("POLK") by (B) the total number of Shares then outstanding, computed as if all Preferred Shares had been converted to Shares immediately before such determination in accordance with Paragraph D of Article Fifth of the Amended Charter.

                           (iii) "ASSET PURCHASE AGREEMENT" means the definitive
Asset Purchase Agreement to be entered into by the Company and the Preferred Stockholder promptly after the delivery of the Exercise Notice. The Asset Purchase Agreement will contain the usual and customary provisions, representations, and warranties of sellers and buyers in respect of the sort of transaction contemplated hereby, in addition to including the rights, obligations, and conditions precedent outlined in Subsections 10 (c), (d), (e), and (f) below.

                           (iv) "ASSETS" includes, without limitation, all
tangible and intangible property used by the Company in its business or with respect to its product lines, whether such property is currently titled in the name of the Company or in the name of one or more Stockholders, including the right to assume any and all contracts of the Company that the Preferred Stockholder elects to assume, including, without limitation, all real property leases to which the Company is party (but excluding any real property leases with entities controlled by one or more of the Management Stockholders).

                           (v) "DOWNPAYMENT" means the net book value,
calculated in accordance with GAAP, of all of the Assets that are tangible property, including, without limitation, inventory, receivables, prepaid expenses, machinery, furniture, fixtures, and equipment, and leasehold improvements (for leases assumed), minus debt of the Company assumed by the Preferred Stockholder, if any.

                           (vi) "EBITDA" means the net earnings of the Company
before interest, income taxes, depreciation and amortization, and before consulting fees, commissions and royalties relating to the Eosone product line, for the specified period of time.

                           (vii) "OPTION PERIOD" means the period of time
beginning on the Effective date and ending one day before the third (3rd) anniversary of the Effective Date.

                           (viii) "PURCHASE OPTION" means the right to purchase
substantially all of the Assets of the Company in accordance with the terms and provisions of this Section 10 and the Asset Purchase Agreement.

                  (b) GRANT; OPTION PERIOD. The Company hereby grants the Purchase Option to the Preferred Stockholder. The Preferred Stockholder shall have the right to exercise the Purchase Option at any time during the Option Period by delivering written notice thereof to the Company (the "EXERCISE NOTICE").

                  (c) REVIEW PERIOD. The Preferred Stockholder shall have a period of sixty (60) days (the "REVIEW PERIOD") to conduct a due diligence review of all of the records, books, offices, and facilities of the Company and the Business, and shall be afforded full and complete access to same during such Review Period. The Preferred Stockholder shall be under no obligation to consummate the Assets Sale, and shall have no liability to the Company under the Asset Purchase Agreement, unless the Preferred Stockholder is satisfied, in its sole judgment, with the results of its due diligence review.

                  (d) PURCHASE PRICE. The purchase price for the Assets (the "ASSETS PURCHASE PRICE") shall be calculated and payable as follows:

                           (i) At the closing of the Assets Purchase (the
"OPTION CLOSING"), the Preferred Stockholder shall pay to the Company the product of (A) the sum of the Downpayment and the Additional Downpayment multiplied by (B) the Applicable Percentage.

                           (ii) One Hundred Twenty Days after the first
anniversary of the Option Closing, the Preferred Stockholder shall pay to the Company the additional sum of the product of (A) 1.7 multiplied by (B) EBITDA calculated for the first twelve (12) month period after the Option Closing that ends on a calendar quarter multiplied by (C) the Applicable Percentage (the "FIRST DEFERRED PAYMENT").

                           (iii) One Hundred Twenty Days after the second
anniversary of the Option Closing, the Preferred Stockholder shall pay to the Company the additional sum of the product of (A) 1.7 multiplied by (B) EBITDA calculated for the first twenty-four (24) month period after the Option Closing that ends on a calendar quarter multiplied by (C) the Applicable Percentage, minus the First Deferred Payment (the "SECOND DEFERRED PAYMENT").

                           (iii) One Hundred Twenty Days after the third
anniversary of the Option Closing, the Preferred Stockholder shall pay to the Company the additional sum of the product of (A) 1.7 multiplied by (B) EBITDA calculated for the first thirty-six (36) month period after the Option Closing that ends on a calendar quarter multiplied by (C) the Applicable Percentage, minus the Second Deferred Payment (the "THIRD DEFERRED PAYMENT").

                  (e) REDEMPTION OF CERTAIN SHARES. At the Option Closing, the Company shall redeem, for the redemption price of One Dollar ($1.00) all shares of Common and Preferred Stock standing in the name of the Preferred Stockholder or Polk.

                  (f) STOCKHOLDERS' OBLIGATION TO EFFECT THE SALE OF ASSETS. Each Management Stockholder hereby acknowledges and consents to the grant of the Purchase Option and hereby agrees to take all steps necessary to effect the transaction contemplated in this Section 10 (the "ASSETS SALE"), including, without limitation:

                           (i) Upon the exercise of the Purchase Option, each
Management Stockholder shall vote his Shares in favor of the Asset Sale and shall join, execute, and deliver any and all resolutions, consents, instruments, certificates, deeds, and agreements necessary to effect the same; and

                           (ii) To the extent any Asset is currently, or, at the
time of the exercise of the Purchase Option, will be, titled in the name of one or more Management Stockholders, such Management Stockholder(s) shall, before the closing of the Asset Sale, convey to the Company good title in and to such Asset, free and clear of all liens, claims, and title defects.

                  (g) THIRD-PARTY OFFERS TO ACQUIRE THE BUSINESS OR THE ASSETS. If, during the Option Period, the Company receives a Bona Fide Offer from an independent third party to purchase all or substantially all of the assets or equity securities of the Company, and the Board shall have determined that it would be in the best interests of the Management Stockholders and the Preferred Stockholder to accept such offer, irrespective of the offered purchase price, then the Preferred Stockholder shall have a period of sixty (60) days after receipt of written notice of such Board determination, together with all available information concerning such Bona Fide Offer, to either: (i) exercise the Purchase Option in accordance with the terms set forth herein; (ii) match such third party offer; or (iii) agree to sell all Preferred Shares (together with any Shares received upon conversion of Preferred Shares) to the third party as part of the sale of the Business to such third party.

         SECTION 11. ELECTION/REMOVAL OF DIRECTORS. Each Management Stockholder agrees to vote his Shares in accordance with the provisions of the Amended Charter.

         SECTION 12. ENDORSEMENT OF CERTIFICATE. Upon the execution of this Agreement, each certificate for shares of Common Stock and Preferred Stock now registered or to be issued in the name of the Management Stockholders or Preferred Stockholder shall be endorsed by the Secretary of the Company as follows:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE (FEDERAL) SECURITIES ACT OF 1933 OR THE APPLICABLE SECURITIES ACT OF ANY STATE BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION CONTAINED IN SAID ACTS. NO SALE, OFFER TO SELL OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER SAID ACTS IS IN EFFECT WITH RESPECT TO THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SUCH ACTS IS THEN APPLICABLE.

                  THIS CERTIFICATE IS TRANSFERABLE ONLY UPON COMPLIANCE WITH THE PROVISIONS OF THAT CERTAIN STOCKHOLDERS' AGREEMENT DATED AS OF DECEMBER 29, 1997, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY AND IS AVAILABLE UPON THE REQUEST OF ANY STOCKHOLDER WITHOUT CHARGE.

         All certificates for any Shares and for any Preferred Shares hereinafter issued by the Company during the term of this Agreement shall bear the same endorsement, and this Agreement shall cover all such stock.

         If any shares of capital stock of the Company become eligible for sale pursuant to Rule 144 (k), the Company, as appropriate, shall, upon the request of the holder of such securities, issue new certificates for such securities not bearing the legend set forth in this Section 11.

         SECTION 13. TERM. Except for provisions contained herein which, by their terms, extend beyond the occurrence of the following, notwithstanding anything contained herein to the contrary, this Agreement shall terminate, and all rights and obligations hereunder shall cease, upon the earlier to occur of the termination of this Agreement as provided by applicable Delaware law or the occurrence of any of the following events:

                  (a) The written agreement of each of the then parties hereto; or

                  (b)      The cessation of the Company's business.

         SECTION 14. NOTICES. All notices, offers, acceptances, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail to the Stockholders at their addresses on the Company records, and to the Company at the Company's principal place of business. Any party hereto may change his or its address for notice by giving notice thereof in the manner herein above provided.

         SECTION 15. MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT. This Agreement, including the Schedules hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. The Schedules hereto are incorporated by reference herein in their entirety.

                  (b) GOVERNING LAW; FORUM. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its conflicts of laws provisions.

                  (c) JURISDICTION. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in the city of Denver, Colorado, for any actions, suits, or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit, or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit, or proceeding brought against it in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. The parties waive any rights they may have to a jury trial.

                  (d) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (e) AMENDMENTS. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Majority Interest.

                  (f) SEVERABILITY. Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties has executed, or has caused its duly elected and authorized officers to execute in its name or on its behalf, this Agreement as of the day and year first above written.

ATTEST/WITNESS:                              GENESIS TECHNOLOGIES, INC.

                                             By:/s/ Arnold Nudell         (SEAL)
------------------------------------            --------------------------------
                                                NAME: ARNOLD NUDELL
                                                TITLE: CEO

                                             MANAGEMENT STOCKHOLDERS

                                                /s/ Arnold Nudell         (SEAL)
------------------------------------            --------------------------------
                                                ARNOLD NUDELL

                                                /s/ Paul McGowan          (SEAL)
------------------------------------            --------------------------------
                                                PAUL MCGOWAN

                                                /s/ Mark Shifter          (SEAL)
------------------------------------            --------------------------------
                                                MARK SCHIFTER

                                             BRITANNIA INVESTMENT CORPORATION

                                             By:/s/ George M. Klopfer     (SEAL)
------------------------------------            --------------------------------
                                                NAME: GEORGE M. KLOPFER
                                                TITLE:PRESIDENT

                    SCHEDULE I to the Stockholders' Agreement by and among Genesis Technologies, Inc., Britannia Investment Corporation,
                         and the Management Stockholders

COMMON STOCKHOLDER                  CURRENT OWNERSHIP         OWNERSHIP OF COMMON STOCK AFTER
                                                              FULL CONVERSION
                                  No. of Common
                                  Stock Shares  Percentage    No. Shares    Percentage
Arnold Nudell                     3,265         40.80%        3,265         34.89%
Paul McGowan                      1,635         20.40%        1,635         17.44%
Mark Schifter                       800         10.00%          800          8.55%
David Nudell                        144          1.80%          144          1.54%
Pu Hsiao Hsuing                     540          6.75%          540          5.77%
Dale Kinsler                        810         10.10%          810          8.64%
Michael Kay                         270          3.40%          270          2.91%
Polk Audio, Inc.                    540          6.75%          540          5.77%
Britannia Investment
    Corporation                      --            --         1,356         14.49%
                                 ------        ------        ------        ------
                                  8,004        100.00%        9,360        100.00%

                               CURRENT OWNERSHIP OF CONVERTIBLE
PREFERRED STOCKHOLDER          PREFERRED STOCK

                               No. Shares        Percentage
Britannia Investment           5,000             100%
Corporation